EXHIBIT 10.19

AGREEMENT (English Translation)

Party A: Jun Han

Party B: DaPuAn Mine in the Shi Zong County (Legal Representative: Biansheng Xu)

SuTsong Mine in the A-Gang Town, Luo Ping County (Legal Representative: Xiaoshu Yang)

Party A is related to L & L International Holdings, Inc. (“L & L” or “Li Wei”). L & L, a Nevada company, was incorporated in 1995. This company has been engaged in the coal industry in China for three years and its shares have been traded in the U.S. stock market since January 28, 2008 under the ticker symbol “LLFH.” The company is conducting a financing with Roth Capital Partners as its underwriter. The officers and attorneys of Roth Capital Partners have visited Kunming and inspected the coal mines of Party B. The financing is expected to end in the near future. The shares of L & L will be traded publicly in the U.S. stock market starting next month (July 2008).

Party B is comprised of two independent coal companies registered in Yunnan Province of P.R. China that have been engaged in coal mining for many years. The two companies have achieved growth in sales and significant profit over the years without any accidents in their coal mines.

The two independent coal companies of Party B are:

(1)	DaPuAn Mine located in Shi Zong County is owned by Biansheng Xu. The area of the mine is 0.7072 square kilometers. The mining license number is 5300000630313. The actual mining capacity is 150,000 tons of coking coal per year. The recoverable coal reserve is about 13 million tons. The profits from 2006 to 2008 are 30 million RMB, 36 million RMB and 40 million RMB, respectively. The net asset is about 64 million RMB.

(2)	SuTsong Mine located in A-Gang Town, Luo Ping County, is owned by Mr. Xiaoshu Yang. The area of the mine is 0.3918 square kilometers. The mining license number is 5300000630366. The coal reserve is about 5.7 million tons. With good profit in 2006, the mine has achieved an annual output of 90,000 tons anthracite coal in 2007 with a profit of 20 million RMB. The mine is expected to produce 100,000 tons anthracite coal in 2008 with a profit of 30 million RMB. The net asset is about 36 million RMB.

After the field inspection of the coal mines, Party A agrees to work with Party B on the basis of the existing coal mines so as to increase Party B’s coal production. Party B agrees to use Party A’s fund-raising advantages in the U.S. to expand their production scale.

Through discussion, the two Parties agree that Party A shall hold shares of the two coal mines so as to expand the coal production and to speed up the construction of a new coking plant. The Parties further agree to establish Li Wei Coal Company (a partnership). The English name of the partnership shall be determined later through further discussion between the two Parties. Details of the joint venture are as follows:

1.	The registered capital of the joint venture is USD$10 million (approximately 70 million
RMB).Party B (the Chinese Party) shall own 40%, approximately 28 million RMB (in the form of two coal mines, Da Pu An Coal Mine and SuTsong Coal Mine); Party A (the foreign Party) shall own 60%, approximately 42 million RMB (approximately USD$6 million).

2.	To speed up the development of the joint venture and increase the production of Da Pu An Coal
Mine and SuTsong Coal Mine to 300,000 tons and 150,000 tons per year, respectively, in addition to the registered capital of USD$6 million (of joint venture), Party A agrees to contribute in several payments a total of USD$14 million. The first payment of 11 million RMB
(approximately USD$1.6 million) shall be paid in the form of 400,000 listed shares of L & L
(USD$4.00 per share) within 30 days after the agreement is executed; the second payment of 21 million RMB (approximately USD$3 million) shall be paid in cash within 3 months after the government’s approval of the joint venture; the third payment of USD$3 million or with equivalent shares (based on the market price of the listed shares) within 1 year after the government’s approval of the joint venture; the fourth payment of USD$12.4 million shall be paid in cash or with shares in installments within 2 years. The specific time of payment shall be determined by the need of the expansion project (if paid in shares, the price shall be the average trading price in 14 days).

3.	The joint venture shall operate for no less than 10 years. After one year from inception, any Party may request to amend the articles of incorporation or the content of the cooperation 14 days after giving written notice to the other Party.

4.	After the execution of the agreement, the Parties shall set up a management committee for the joint venture to work on the bylaws of the company, the long term development plan and the security procedure of the coal mine so as to avoid accident and increase the efficiency.

5.	To meet the requirements of Securities and Exchange Commission, Party B shall assist Party A with audit of the above-mentioned two coal mines (Party A shall pay the audit fee). The audit result shall be the basis of Party B’s financial matters regarding the cooperation. During the audit period, Party B cannot discuss matters regarding the cooperation with other companies.

6.	One year after the execution of the agreement, if agreed by Party B, Party A may buy back the L
& L shares at 20% increased value per share in order to reduce the amount of shares owned by
Party A in the U.S. stock market and increase the share price.

7.	After execution, this agreement shall be effective as of May 1, 2008. All agreements or letters of intent relating to the Da Pu An Coal Mine and the SuTsong Coal Mine executed prior to the execution shall expire automatically.

8.	Any dispute or disagreement raised during the cooperation shall be resolved by negotiation between the Parties. If no resolution can be reached by negotiation, the Parties shall seek mediation by a third party, who is friendly to both Parties, and try to avoid litigation.

9.	The Parties shall be responsible for their own duties and liabilities incurred prior to the establishment of the joint venture.

This agreement is executed in two duplicates with each Party holding one duplicate after the agreement has been executed and confirmed by both Parties. The Parties may implement the agreement for unsettled matters based on friendly negotiation.

Party A: /s/ Jun Han (Stamp)

Party B: DaPuAn Mine in the Shi Zong County (Legal Representative: /s/ Biansheng Xu (Stamp))

           SuTsong Mine in the A-Gang Town, Luo Ping County (Legal Representative: /s/ Xiaoshu Yang (Stamp))

May 1, 2008

-------------------- CONFIDENTIAL ----------------- Agent Agreement

Principal: L & L International Holdings Inc.

Agent: Jun Han (ID of Chinese citizen: 530103195910180614)

In accordance with the Coal Law and the Corporate Law of the People’s Republic of China and other relevant laws and regulations, for the safety of the coal mines, the DaPuAn Coal Mine and the SuTsong Coal Mine are individual-owned enterprises that cannot be registered as foreign invested limited liability companies. Therefore, L & L International Holdings Inc. engaged Mr. Jun Han, a Chinese citizen, as an agent to hold 60% shares of the Da Pu An Coal Mine and the SuTsong Coal Mine and handle matters relating to the joint venture. The 60% shares of the above-mentioned two coal mines held by Mr. Jun Han are actually owned by L & L International Holdings Inc.

Principal: /s/ L & L International Holdings Inc. Agent: Jun Han (Stamp)

Date: April 28, 2008